                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 4)*


                                  Medwave, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   585081 10 2
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [   ] Rule 13d-1(b)
      [   ] Rule 13d-1(c)
      [ X ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                Page 1 of 4 Pages

                                     SCHEDULE 13G
-----------------------                                        -----------------
CUSIP NO.   585081 10 2                                        PAGE 2 OF 4 PAGES
-----------------------                                        -----------------

------- --------------------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
        (ENTITIES ONLY)

        G. Kent Archibald
------- --------------------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                                (a) [  ]
                                                                                (b) [  ]

------- --------------------------------------------------------------------------------------------
  3     SEC USE ONLY


------- --------------------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.A.
----------------------------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
       NUMBER OF
                                616,377 (includes 390,000 shares subject to options exercisable
         SHARES                 at December 31, 2001 or within 60 days of such date)
                          ----- --------------------------------------------------------------------
      BENEFICIALLY         6    SHARED VOTING POWER

        OWNED BY                0
                          ----- --------------------------------------------------------------------
          EACH             7    SOLE DISPOSITIVE POWER

        REPORTING               616,377 (includes 390,000 shares subject to options exercisable at December 31, 2001 or within 60 days of such date)
         PERSON           ----- --------------------------------------------------------------------
                           8    SHARED DISPOSITIVE POWER
          WITH
                                0
------------------------- ----- --------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        616,377 (includes 390,000 shares subject to options exercisable at December 31, 2001 or within 60 days of such date)
------- --------------------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)  [ ]


------- --------------------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        8.4%
------- --------------------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

        IN
------- --------------------------------------------------------------------------------------------

Answer every item. If an item is inapplicable or the answer is in the negative, so state.

ITEM 1(a)   NAME OF ISSUER:

            Medwave, Inc.

ITEM 1(b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            4382 Round Lake Road W.
            Arden Hills, Minnesota 55112-3923

ITEM 2(a)   NAME OF PERSON FILING:

            See Cover Page Item 1

ITEM 2(b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            17 Evergreen Lane
            North Oaks, Minnesota 55127

ITEM 2(c)   CITIZENSHIP:

            See Cover Page Item 4

ITEM 2(d)   TITLE OF CLASS OF SECURITIES:

            Common Stock

ITEM 2(e)   CUSIP NO.:

            See Cover Page

ITEM 3      STATEMENT FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c):

            Not applicable

ITEM 4      OWNERSHIP

            See Cover Page Items 5 through 11

ITEM 5      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

            Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

            Not applicable

ITEM 8      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

            Not applicable

ITEM 9      NOTICE OF DISSOLUTION OF GROUP:

            Not applicable

ITEM 10     CERTIFICATIONS:

            Not applicable


                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                            February 11, 2002
                                           -----------------------------------
                                                     (Date)


                                            /s/ G. Kent Archibald
                                           -----------------------------------
                                                     (Signature)

                                                   G. Kent Archibald
                                           -----------------------------------
                                                    (Name and title)